CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                     EXHIBIT 12
AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                 2001                            Year Ended December 31,
                                                    -------------------------------   ----------------------------------------------
                                                    3 Months   9 Months   12 Months
                                                     Ended       Ended      Ended                                           ( * )
                                                    Sept 30     Sept 30    Sept 30      2000        1999        1998        1997
                                                    --------   --------   ---------   ---------   ---------   ---------   ---------
    Earnings:
A.    Net Income                                    $ 10,052   $ 25,593   $  35,936   $  52,595   $  51,881   $  52,544   $  55,086
B.    Federal & State Income Tax                       5,467     16,538      31,601      35,598      28,144      28,627      26,237
                                                    --------   --------   ---------   ---------   ---------   ---------   ---------
C.    Earnings before Income Taxes                  $ 15,519   $ 42,131   $  67,537   $  88,193   $  80,025   $  81,171   $  81,323
                                                    ========   ========   =========   =========   =========   =========   =========
D.    Fixed Charges
        Interest on Mortgage Bonds                       670      4,541       7,111      11,342      13,057      14,225      14,237
        Interest on Other Long-Term Debt               2,162      8,648      12,245      12,864      11,094       8,890       8,860
        Other Interest                                 2,499     10,118      12,093       5,363       4,860       3,639       2,647
        Interest Portion of Rents                        205        608         844         962         993       1,004       1,020
        Amortization of Premium & Expense
          on Debt                                        395      1,016       1,321       1,170         993         924         906
                                                    --------   --------   ---------   ---------   ---------   ---------   ---------
          Total Fixed Charges                       $  5,931   $ 24,931   $  33,614   $  31,701   $  30,997   $  28,682   $  27,670
                                                    ========   ========   =========   =========   =========   =========   =========

E.    Total Earnings                                $ 21,450   $ 67,062   $ 101,151   $ 119,894   $ 111,022   $ 109,853   $ 108,993
                                                    ========   ========   =========   =========   =========   =========   =========

    Preferred Dividend Requirements:
F.    Allowance for Preferred Stock Dividends
                Under IRC Sec 247                   $    807   $  2,422   $   3,230   $   3,230   $   3,230   $   3,230   $   3,230
G.    Less Allowable Dividend Deduction                  (32)       (64)       (127)       (127)       (127)       (127)       (127)
                                                    --------   --------   ---------   ---------   ---------   ---------   ---------
H.    Net Subject to Gross-up                            775      2,358       3,103       3,103       3,103       3,103       3,103
I.    Ratio of Earnings before Income
           Taxes to Net Income (C/A)                   1.544      1.646       1.879       1.677       1.542       1.545       1.476
                                                    --------   --------   ---------   ---------   ---------   ---------   ---------
J.    Pref. Dividend (Pre-tax)  (H x L)                1,197      3,881       5,831       5,204       4,785       4,794       4,580
K.    Plus Allowable Dividend Deduction                   32         64         127         127         127         127         127
                                                    --------   --------   ---------   ---------   ---------   ---------   ---------
L.    Preferred Dividend Factor                        1,229      3,945       5,958       5,331       4,912       4,921       4,707
M.    Fixed Charges  (D)                               5,931     24,931      33,614      31,701      30,997      28,682      27,670
                                                    --------   --------   ---------   ---------   ---------   ---------   ---------
N.    Total Fixed Charges and
        Preferred Dividends                         $  7,160   $ 28,876   $  39,572   $  37,032   $  35,909   $  33,603   $  32,377
                                                    ========   ========   =========   =========   =========   =========   =========

O.    Ratio of Earnings to Fixed Charges  (E/D)         3.62       2.69        3.01        3.78        3.58        3.83        3.94
                                                    ========   ========   =========   =========   =========   =========   =========
P.    Ratio of Earnings to Fixed Charges and
      Preferred Dividends  (E/N)                        3.00       2.32        2.56        3.24        3.09        3.27        3.37
                                                    ========   ========   =========   =========   =========   =========   =========

( * )  Restated to properly reflect the exclusion of AFUDC from fixed charges.